                                                                      EXHIBIT 11


                          BENTHOS, INC. AND SUBSIDIARY
                       COMPUTATION OF EARNINGS PER SHARE

                                                Thirteen Weeks              Thirty-Nine Weeks
                                                     Ended                        Ended
                                         June 29, 1997  June 30, 1996  June 29, 1997  June 30, 1996
Net Income                                    $297,580       $347,658     $1,283,513       $957,530
                                              --------       --------     ----------       --------

Weighted average common shares
outstanding                                    836,000        790,000        821,000        790,000

Common stock equivalents outstanding
pursuant to the treasury stock method           77,000        108,000         93,000         86,000
                                              --------       --------     ---------        --------
Weighted average number of common and
common equivalent shares outstanding           913,000        898,000        914,000        876,000
                                              ========       ========     ==========       ========
Net income per common and common
equivalent share outstanding                  $    .33       $    .39     $     1.41       $   1.09
                                              ========       ========     ==========       ========